CERTIFICATE OF DESIGNATION

Pursuant to Nevada Revised Statutes Section 78.1955

Aces Wired, Inc., a Nevada corporation (the ‘‘Corporation’’), certifies that pursuant to the authority contained in its Articles of Incorporation, as currently in effect, and in accordance with the provisions of Nevada Revised Statutes Section 78.1955, its Board of Directors (the ‘‘Board’’) has adopted the following resolution creating a series of Preferred Stock, par value $0.001 per share, designated as Series A Convertible Preferred Stock:

RESOLVED, that a series of the class of authorized $0.001 par value per share Series A Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.	Designation and Amounts.

The shares of such series shall be designated as the ‘‘Series A Convertible Preferred Stock’’ (the ‘‘Series A Preferred’’) and the number of shares initially constituting such series shall be 5,000,000, which number may be increased by a resolution of the Board; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred and shares of Series A Preferred issuable on exercise of rights to acquire Series A Preferred.

2.	Rank.

The Series A Preferred shall rank senior to the $0.001 par value common stock (‘‘Common Stock’’) of the Corporation, any other preferred stock of the Corporation issued and outstanding on the date the first share of Series A Preferred is issued, or any other series of stock issued by the Corporation ranking junior as to the Series A Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation (collectively, ‘‘Junior Securities’’). The Series A Preferred shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, winding up and dissolution. ‘‘Senior Securities’’ means any class or series of stock issued by the Corporation ranking senior to the Series A Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

3.	Dividends upon Delay in Filing or Effectiveness of Registration Statement.

(a)    If the Registration Statement is not filed by the Corporation with the Commission on or prior to the Filing Date, then for each day following the Filing Date, until but excluding the date the Registration Statement is filed, or if the Registration Statement is not declared effective by the Commission by the Required Effective Date, then for each day following the Required Effective Date, until but excluding the date the Commission declares the Registration Statement effective, the Corporation shall pay, out of any assets legally available therefore, dividends to the Holders of an amount per 30-day period equal to 0.5% of the Purchase Price (pro rata on a 30 day basis); and for any such 30-day period, such payment shall be made no later than three business days following such 30-day period. If the Holder shall be prohibited from selling Conversion Shares under the Registration Statement as a result of a Suspension of more than 60 consecutive days or Suspensions of more than 90 days in the aggregate in any 12-month period, then for each day on which a Suspension is in effect that exceeds the maximum allowed period for a Suspension or Suspensions, but not including any day on which a Suspension is lifted, the Corporation shall pay, out of any assets legally available therefore, dividends to the Holder of an amount per 30-day period equal to 0.5% of the Purchase Price (pro rata on a 30 day basis); and for any such 30-day period, such payment shall be made no later than three business days following such 30-day period. A Suspension shall be deemed lifted on the date that notice that the Suspension has been lifted is delivered to the Holder. Notwithstanding the foregoing provisions, in no event shall the Corporation be obligated to pay such dividends (a) to more than one Holder in respect of the same shares of Series A Preferred or Conversion Shares for the same period of time or (b) in an aggregate amount that exceeds 10% of the Purchase Price. Such payments shall be made to the Holder in cash.

(b)    The capitalized terms used but not defined in Section 3(a) have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Conversion Shares” means the shares of common stock, par value $.001 per share (the “Common Stock”), of the Corporation that the shares of Series A Preferred are automatically converted into on the date that the Registration Statement is declared effective by the Commission.

“Filing Date” means the date that is 30 days following the date of issuance of the Series A Preferred.

“Holder” means a person registered as the holder of shares of Series A Preferred on the share register records of the Corporation.

“Purchase Price” means $5.00 per share of Series A Preferred.

“Registration Statement” means a registration statement on Form S-1 or Form SB-2 (the “Registration Statement”) relating to the sale of the Conversion Shares by the Holder of Series A Preferred from time to time in the over-the-counter market as reported by Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices) or the facilities of any Trading Market on which the Common Stock is then traded or in privately-negotiated transactions.

“Required Effective Date” the date that is 150 days following the date of issuance of the Series A Preferred.

“Suspension” means periods when the Company suspends the use of the Prospectus forming a part of the Registration Statement.

4.	Liquidation.

The holders of Series A Preferred, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any Common Stock or any other Junior Securities, an amount per share of Series A Preferred equal to the Purchase Price plus accrued and unpaid dividends (the “Liquidation Value”); provided that if (i) the Preferred Funds are insufficient to pay the full amount due to the Holders, then each Holder shall receive a ratable percentage of the Preferred Funds in accordance with the respective amounts that would be payable in full to such holder as a liquidation preference and (ii) in such event, the As-Converted Liquidation Amount is greater than the Liquidation Value, then the holders of the Series A Preferred shall be entitled to receive the As-Converted Liquidation Amount in lieu of the Liquidation Value. The “As-Converted Liquidation Amount” means the amount per share of Series A Preferred that the Holders would receive as a pro rata share of the assets of the Corporation legally available for distribution determined by the Conversion Amount at the time in effect for the Series A Preferred and number of other shares of Common Stock then outstanding.

5.	Redemption.

The shares of Series A Preferred shall not be redeemable.

6.	Conversion.

The Series A Preferred shall be convertible into Common Stock in accordance with the following:

(a)    Automatic Conversion. The Series A Preferred shall automatically convert into Common Stock on the first Business Day immediately following the date that the Registration Statement is declared effective by the Commission. The date a share of Series A Preferred is converted is referred to as the ‘‘Conversion Date.’’

(b)    Conversion Mechanics. Upon conversion pursuant to this Section 6, each share of Series A Preferred shall be converted automatically into one share (the “Conversion Amount”) of fully paid and non-assessable Common Stock. Upon conversion by a holder of the Series A Preferred pursuant to this Section 6, (i) such holder shall be deemed to own the number of shares of Common Stock into which the holder’s Series A Preferred is converted and (ii) the Corporation shall pay in cash all accrued and unpaid dividends, if any, through the Conversion Date. On the Conversion Date, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred unless certificates evidencing such shares of Series A Preferred are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series A Preferred Stock the holders of the Series A Preferred shall surrender the certificates representing the Series A Preferred to the Company and the Company shall deliver promptly upon receipt of the applicable certificates for the Series A Preferred from the holder the shares of Common Stock issuable upon such conversion.

(c)    Determination of Conversion Amount. If the Corporation at any time or from time to time shall effect a stock split or reverse stock split, or a combination, consolidation, reclassification, exchange or substitution of the Common Stock, then in each such event the Conversion Amount shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Series A Preferred shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Series A Preferred been converted into Common Stock immediately before the event. If any event occurs of the type contemplated by this subsection (c) and subsection (i) but not expressly provided for by such provisions, then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Amount so as to protect the rights of the holders of the Series A Preferred; provided, however, that no such adjustment will decrease the Conversion Amount as otherwise determined pursuant to this Section 6.

(d)    Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Amount pursuant to Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion.

(e)    Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, of the Corporation or any of its subsidiaries, the Corporation shall mail to each holder of Series A Preferred at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(f)     Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval. Such shares shall be free of preemptive rights, for the purpose of enabling the Corporation to satisfy any obligation to issue shares of its Common Stock, or other securities, upon conversion of all shares of Series A Preferred pursuant hereto.

(h)   Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

(i)     Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or sale (each a “Reorganization”), provision shall be made so that (i) each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred, and (ii) the successor to the Corporation following such Reorganization accepts, assumes and becomes responsible for all of the Corporation’s right, title, benefit, privileges and interest in and to, and all of the Corporation’s burdens, obligations and liabilities in connection with, the Purchase Agreements, dated as of September 26, 2006, by and among the Corporation and the purchasers named therein, including regarding the Registration Statement.

7.     Corporation’s Dealings with Holders of Series A Preferred. No payments shall be made to holders of Series A Preferred unless the right to receive such payments are made available to all holders of Series A Preferred on a pro rata basis based on the number of shares of Series A Preferred such holder holds.

8.      Consent Rights. The Corporation shall not undertake the following actions without the approval by the vote or written consent of the holders of at least 66 2/3% of the Series A Preferred then outstanding, voting together as a single class:

(a)    amend, alter, waive, repeal or modify (whether by merger, consolidation, reorganization or otherwise) any provision of the Articles of Incorporation (including any filing or amending of a Certificate of Designation for any Senior Securities or Parity Securities) or Bylaws of the Corporation so as to adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the Series A Preferred, including those relating to conversion;

(b)    authorize, create, issue or increase the authorized amount of any class of Senior Securities or Parity Securities;

(c)    increase or decrease (other than by conversion) the authorized number of shares of Series A Preferred;

(d)    alter or change (whether by merger, consolidation, reorganization or otherwise) the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series A Preferred, including those relating to conversion;

(e)     liquidate, dissolve or wind up the Corporation in any form of transaction; or

(f)    enter into any agreement regarding, or any transaction or series of transactions resulting in, a Change of Control before December 31, 2006, and thereafter unless provision is made in the agreement effecting such transaction to provide for the successor to the Corporation to accept, assume and become responsible for all of the Corporation’s right, title, benefit, privileges and interest in and to, and all of the Corporation’s burdens, obligations and liabilities in connection with, the Purchase Agreements, dated as of September 26, 2006, by and among the Corporation and the purchasers named therein, including regarding the Registration Statement.

9.	Voting Rights.

(a)   Voting Rights. Subject to the voting rights set forth in Section 8 and this Section 9, and except as otherwise provided by law, each holder of the Series A Preferred, in addition to any voting rights provided by law, may vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Corporation, including the Common Stock and may act by written consent in the same manner as the Common Stock. Each share of Series A Preferred shall be entitled to a number of votes equal to the whole number of shares of Common Stock into which it is convertible immediately after the close of business on the record date for any such vote or the effective date of such written consent.

(b)    Calling a Meeting. The holders of not less than 20% of the shares of Series A Preferred outstanding may request the calling of a special meeting of the holders of Series A Preferred, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Preferred by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 20 days after such request, then the holders of not less than 20% of the shares of Series A Preferred outstanding may designate in writing any holder of Series A Preferred to call such meeting on similar notice at the expense of the Corporation. Any holder of Series A Preferred so designated shall have access to the stock books of the Corporation relating to Series A Preferred for the purpose of calling a meeting of the holders pursuant to these provisions.

(c)    Action Without Meeting. With respect to actions by the holders of Series A Preferred upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Series A Preferred is entitled to vote were present and voted.

10.    No Impairment. The Corporation shall not intentionally take any action which would impair the rights and privileges of the Series A Preferred set forth herein or the rights of the holders thereof. The Corporation will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

11.    Status of Reacquired Shares of Series A Preferred. Shares of outstanding Series A Preferred reacquired by the Corporation or cancelled upon conversion into Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Articles of Incorporation.

12.    Preemptive Rights. Holders of Series A Preferred shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein.

13.    Reports. The Corporation shall mail to all holders of Series A Preferred those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

14.    Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation. Any notice required by the provisions hereof to be given to the Corporation shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Corporation at 333 Clay Street, Suite 3300, Houston, Texas 77002, or such other address as the Corporation shall provide in writing to the holders of Series A Preferred.

15.    Amendments. With the consent or approval of the holders of at least a majority of the Series A Preferred then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Series A Preferred, provided that no such amendment may materially and adversely affect a holder of Series A Preferred without the holder’s approval. Notwithstanding the foregoing, the Corporation may amend or modify (i) the consent rights described in Section 8 of the holders of Series A Preferred and (ii) any other rights described herein requiring consent or approval of the holders of 66 2⁄3% of the Series A Preferred only with the approval by the vote or written consent of the holders of at least 66 2⁄3% of the Series A Preferred then outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of October 4, 2006.

ACES WIRED, INC.

By:
Name:	Kenneth R. Griffith
Title:	President